EXHIBIT 99.1

WRITTEN CONSENT TO ACTION WITHOUT MEETING

OF GLOBAL GOLD ROYALTY INC.

BOARD OF DIRECTORS’ RESOLUTION APPROVING FORWARD SPLIT OF ALL ISSUED AND OUTSTANDING SHARES OF THE COMMON STOCK

Pursuant to Section 78.320 of Nevada Revised Statues, and the company’s bylaws, the following action is taken and approved by the Board of Directors of GLOBAL GOLD ROYALTY INC. (the “Company”) by unanimous written consent as if a meeting had been properly called and held and all the directors were present at the meeting and voted in favor of such action:

WHEREAS, the Company finds it desirable to increase its issued shares of Common Stock to make them more accessible to investors and enhance liquidity for shareholders; and

WHEREAS, the Company believes that a forward split of all issued and outstanding shares of Common Stock is the best way to achieve that aim; and

WHEREAS, the total number of shares of Common Stock the Company currently has issued and outstanding, as of December 16, 2021, is 20,065,300; and

WHEREAS, a 4 for 1 forward split of its shares of Common Stock would result in 80,261,200 total shares of Common Stock issued and outstanding; now, therefore, be it

RESOLVED, that the Company authorize and enact a 4 for 1 forward split of its shares of Common Stock (the “forward stock split”); and be it further

RESOLVED, that the record date and time of the forward stock split be December 17, 2021 at 9:00 a.m. EST; and be it further

RESOLVED, that both the effective date and time, and payable date and time, of the forward stock split be December 18, 2021 at 9:00 a.m. EST; and be it further

RESOLVED, that if, as a result of the forward stock split, any shareholder holds a non-whole number of shares, that the shareholder be issued an additional fraction of a share sufficient to increase the number of shares held by the shareholder to the next whole number of shares; and be it further

RESOLVED, that the Company’s CEO, Sam Kwok, send a copy of this resolution to the Company’s transfer agent, Vstock Transfer LLC; and be it further

RESOLVED, that the forward stock split will not in any way affect the stated par value or number of authorized shares or in any other way change, alter or otherwise amend the Company’s Articles of Incorporation in the state of Nevada, and that therefore no amendment to the Articles of Incorporation is required; and be it further

RESOLVED, that the directors of this Company are empowered and directed, in the name of and on behalf of the Company, to execute and sign this Resolution; and the officers and directors of the Company are empowered and directed in the name and on behalf of the Company to execute and deliver all documents, to make all payments, and to perform and otherwise act as necessary to carry out the purposes and intent of this Resolution, and all such acts and doings of the officers of the Company consistent with the purpose of this Resolution are hereby authorized, approved, ratified and confirmed in all respects.

IN WITNESS WHEREFORE, the undersigned, being all the Directors of Global Gold Royalty Inc. hereby sign this consent on December 16, 2021.

SIGNATURES

GLOBAL GOLD ROYALTY INC.

By:	/s/ Sam Kwok
Sam Kwok
Director/CEO